Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation
WisdomTree Asset Management, Inc.	Delaware
WisdomTree International Group, Inc.	Delaware
WisdomTree International Holdings Ltd	United Kingdom
WisdomTree Europe Holdings Limited	Jersey
Electra Target HoldCo Limited	Jersey
ETFS Holdings (Jersey) Limited	Jersey
WisdomTree Management Limited	Ireland
ETFS Management Company (Jersey) Limited	Jersey
Boost Management Limited	Jersey
WisdomTree UK Limited	United Kingdom
WisdomTree Europe Ltd.	United Kingdom
WisdomTree Ireland Limited	Ireland
WisdomTree Japan Inc.	Japan
WisdomTree Commodity Services, LLC	Delaware
WisdomTree Asset Management Canada, Inc.	Canada
ETFS Metal Securities Limited	Jersey
ETFS Commodity Securities Limited	Jersey
ETFS Oil Securities Limited	Jersey
ETFS Hedged Commodity Securities Limited	Jersey
ETFS Equity Securities Limited	Jersey
ETFS Foreign Exchange Limited	Jersey
ETFS Hedged Metal Securities Limited	Jersey
Gold Bullion Securities Limited	Jersey
Swiss Commodity Securities Limited	Jersey